As filed with the Securities and Exchange Commission on September 19, 2014

Registration No. 333-188574

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

________________________________

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

GOLD RESERVE INC.

(Exact name of registrant as specified in its charter)

Alberta, Canada (State or other jurisdiction of incorporation or organization)	N/A (I.R.S. Employer Identification No.)
926 West Sprague Avenue, Suite 200 Spokane, Washington (Address of Principal Executive Offices)	99201 (Zip Code)

GOLD RESERVE INC.  2012 EQUITY INCENTIVE PLAN

(Full title of the plan)

Agent for service:

Rockne J. Timm

926 West Sprague Avenue, Suite 200

Spokane, Washington 99201

(509) 623-1500

(Name, address and telephone number,

including area code)

Copy to:

Jonathan B. Newton

Baker & McKenzie LLP

Bank of America Center

700 Louisiana, Suite 3000

Houston, Texas 77002

(713) 427-5000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

IMPORTANT NOTICE

                THESE Securities are being offered to investors in the United States of America, other than in the states of Montana, New Hampshire AND North Dakota and the district of columbia.

explanatory note

This Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 (File No. 333-188574) (as amended, this "Registration Statement") is being filed pursuant to Rule 414 of the Securities Act of 1933, as amended (the "Securities Act"), by Gold Reserve Inc., a public company organized under the laws of Alberta, Canada (the "Company"), to reflect a continuance of the Company under the Business Corporations Act (Alberta) (the "ABCA") whereby the legal domicile of the Company changed from the Yukon, Canada to Alberta, Canada, effective as of September 9, 2014 (the "Continuance"). The Continuance was effected through a continuance resolution, approved by the Company's shareholders on September 5, 2014, which authorized the Company to continue under the ABCA as if it had been incorporated under such statute.  As a result of the Continuance, the Company continues as the same legal entity, other than its domicile has changed.  In addition, following the Continuance, the Company continues its same business and operations and shareholders continue to hold the same number of Class A common shares, no par value (the "Class A Common Shares"), equity units (including Class B common shares) or other securities of the Company as they currently hold, with the same rights and obligations, as the case may be, attaching thereto, except that the Company is now organized in Alberta, Canada.  Pursuant to Rule 414 of the Securities Act, the Company is a successor issuer and hereby expressly affirms that the Registration Statement continues to be its own for all purposes of the Securities Act and the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Registration fees were originally paid at the time of filing of the original Registration Statement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

                The documents containing the information specified in Part I of this Registration Statement will be sent or given to the participants in the Gold Reserve Inc. 2012 Equity Incentive Plan (the "Plan") as specified by Rule 428(b)(1) of the Securities Act.  In accordance with the instructions to Part I of this Registration Statement, such documents will not be filed with the Securities and Exchange Commission (the "Commission"). These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

                                     INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference.

The following documents filed by the Company with the Commission are hereby incorporated by reference into this Registration Statement:

•         The Company's Annual Report on Form 40-F, for the Company's fiscal year ended December 31, 2013, filed with the Commission on April 29, 2014;

•         The Company's reports on Form 6-K, furnished to the Commission on April 29, 2014, May 1, 2014, May 5, 2014, May 7, 2014 (two reports), May 23, 2014 (no interim financial information incorporated by reference is audited), June 10, 2014, June 20, 2014, June 26, 2014, July 23, 2014, July 28, 2014, August 12, 2014, August 29, 2014 (no interim financial information incorporated by reference is audited), September 9, 2014 and September 19, 2014;

•         The description of the Company's Capital Stock set forth in the Company's report on Form 6-K, furnished to the Commission on September 19, 2014;

•         The description of Class A Common Share purchase rights set forth in the Company's report on Form 6-K, furnished to the Commission on September 19, 2014;

•         all other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act (except that any portions thereof which are furnished and not filed shall not be deemed incorporated) since the end of the fiscal year covered by the Form 40-F mentioned above; and

•         All other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (except that any portions thereof which are furnished and not filed shall not be deemed incorporated), and certain reports on Form 6-K furnished by the Company (which indicate on their cover pages that they are incorporated herein by reference), prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereunder have been sold or which deregisters all Class A Common Shares then remaining unsold.

Item 4.   Description of Securities.

                Not applicable.

Item 5.   Interest of Named Experts and Counsel.

                Not applicable.

Item 6.   Indemnification of Directors and Officers.

The ABCA, under which the Company is incorporated, permits a corporation to indemnify its directors and officers, including those of its subsidiaries, for costs, charges and expenses, including amounts paid to settle an action or satisfy any judgment reasonably incurred in respect of any civil, criminal or administrative action or proceeding, if such director or officer acted honestly and in good faith with a view to the best interests of the corporation and, in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, such director or officer had reasonable grounds for believing that his or her conduct was lawful.

ALBERTA LAW

Section 124 of the ABCA is set forth in its entirety as follows. All capitalized terms used herein but not otherwise defined shall have the meanings as set forth in the ABCA.

124(1)   Except in respect of an action by or on behalf of the corporation or body corporate to procure a judgment in its favour, a corporation may indemnify a director or officer of the corporation, a former director or officer of the corporation or a person who acts or acted at the corporation’s request as a director or officer of a body corporate of which the corporation is or was a shareholder or creditor, and the director’s or officer’s heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the director or officer in respect of any civil, criminal or administrative action or proceeding to which the director or officer is made a party by reason of being or having been a director or officer of that corporation or body corporate, if

(a)     the director or officer acted honestly and in good faith with a view to the best interests of the corporation, and

(b)     in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the director or officer had reasonable grounds for believing that the director’s or officer’s conduct was lawful.

(2)   A corporation may with the approval of the Court indemnify a person referred to in subsection (1) in respect of an action by or on behalf of the corporation or body corporate to procure a judgment in its favour, to which the person is made a party by reason of being or having been a director or an officer of the corporation or body corporate, against all costs, charges and expenses reasonably incurred by the person in connection with the action if the person fulfils the conditions set out in subsection (1)(a) and (b).

(3)  Notwithstanding anything in this section, a person referred to in subsection (1) is entitled to indemnity from the corporation in respect of all costs, charges and expenses reasonably incurred by the person in connection with the defence of any civil, criminal or administrative action or proceeding to which the person is made a party by reason of being or having been a director or officer of the corporation or body corporate, if the person seeking indemnity

(a)     was substantially successful on the merits in the person’s defence of the action or proceeding,

(b)     fulfils the conditions set out in subsection (1)(a) and (b), and

(c)     is fairly and reasonably entitled to indemnity.

(3.1) A corporation may advance funds to a person in order to defray the costs, charges and expenses of a proceeding referred to in subsection (1) or (2), but if the person does not meet the conditions of subsection (3) he or she shall repay the funds advanced.

(4)   A corporation may purchase and maintain insurance for the benefit of any person referred to in subsection (1) against any liability incurred by the person

(a)     in the person’s capacity as a director or officer of the corporation, except when the liability relates to the person’s failure to act honestly and in good faith with a view to the best interests of the corporation, or

(b)     in the person’s capacity as a director or officer of another body corporate if the person acts or acted in that capacity at the corporation’s request, except when the liability relates to the person’s failure to act honestly and in good faith with a view to the best interests of the body corporate.

(5)  A corporation or a person referred to in subsection (1) may apply to the Court for an order approving an indemnity under this section and the Court may so order and make any further order it thinks fit.

(6)  On an application under subsection (5), the Court may order notice to be given to any interested person and that person is entitled to appear and be heard in person or by counsel.

THE COMPANY’S BY-LAWS

Sections 5.01 through 5.06 of the Company’s by-laws are set forth in their entirety as follows. All capitalized terms used herein but not otherwise defined shall have the meanings as set forth in the Company’s by-laws.

5.01                Limitation of Liability

No director or officer for the time being of the Corporation shall be liable for the acts, receipts, neglects or defaults of any other director or officer or employee, or for joining in any receipt or act for conformity, or for any loss, damage or expense happening to the Corporation through the insufficiency or deficiency of title to any property acquired by the Corporation or for or on behalf of the Corporation or for the insufficiency or deficiency of any security in or upon which any of the moneys of or belonging to the Corporation shall be placed or invested, or for any loss or damage arising from the bankruptcy, insolvency or tortious act of any person, firm or corporation including any person, firm or corporation with whom or with which any moneys, securities or effects shall be lodged or deposited, or for any loss, conversion, misapplication or misappropriation of or any damage resulting from any dealings with any moneys, securities or other assets of or belonging to the Corporation or for any other loss, damage or misfortune whatsoever which may happen in the execution of the duties of his or her respective office or trust or in relation thereto unless the same shall happen by or through his or her failure to exercise the powers and to discharge the duties of his or her office honestly, in good faith and with a view to the best interests of the Corporation and to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

5.02                Indemnity

The Corporation shall, to the maximum extent permitted under the Act or otherwise by law, indemnify a director or officer of the Corporation, a former director or officer of the Corporation, and a person who acts or acted at the Corporation's request as a director or officer, or an individual acting in a similar capacity, of another entity, and their heirs and legal representatives, against all costs, charges and expenses, including any amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other action or proceeding to which he or she is made a party to or involved by reason of that association with the Corporation or such other entity.

5.03                Advance Of Costs

The Corporation shall, to the maximum extent permitted under the Act or otherwise by law, advance moneys to an individual referred to in Section 5.02 to defray the costs, charges and expenses of a proceeding referred to in Section 5.02 provided such individual shall repay the moneys advanced if the individual does not fulfil the conditions set forth in the Act.

5.04                Court Approval

                The Corporation shall use reasonable commercial efforts to obtain any court or other approvals necessary for any indemnification pursuant to Sections 5.02.

5.05                Indemnities Not Exclusive

The rights of any person to indemnification granted by the Act or this by-law are not exclusive of any other rights to which any person seeking indemnification may be entitled under any agreement, vote of shareholders or directors, at law or otherwise, and shall continue as to a person who has ceased to be a director, officer, employee or agent and will enure to the benefit of the heirs and legal representatives of that person.

5.06                Insurance

The Corporation may purchase, maintain or participate in insurance for the benefit of the persons referred to in Section 5.02 as the board may from time to time determine.

***

The Company also maintains insurance for the benefit of its directors and officers against liability in their respective capacities as directors and officers. The directors and officers are not required to pay any premium in respect of this insurance. The policy contains various industry exclusions and no claims have been made thereunder to date.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to any charter provision, bylaw, contract, arrangement, statute or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 7.   Exemption from Registration Claimed.

                Not applicable.

Item 8.   Exhibits.

The following are filed as exhibits to this Registration Statement:

Exhibit Number	Description
4.1

Indenture, dated May 18, 2007, by and among Gold Reserve Inc., and The Bank of New York Mellon, as successor in interest to The Bank of New York, as Trustee, and the Co-Trustee named therein, incorporated by reference to Exhibit 7.1 to the Company's Registration Statement on Form F-10 (File No. 333-142944) filed with the Commission on May 14, 2007.

4.2

First Supplemental Indenture, dated as of December 4, 2012, among Gold Reserve Inc., U.S. National Bank Association, as Trustee, and Computershare Trust Company of Canada, as Co-Trustee filed with the Commission on Form 6-K (File No. 001-31819) on December 6, 2012.

4.3

Second Supplemental Indenture, dated as of June 18, 2014, among Gold Reserve Inc., U.S. National Bank Association, as Trustee, and Computershare Trust Company of Canada, as Co-Trustee, filed with the Commission on Form 6-K (File No. 001-31819) on June 20, 2014.

4.4

Articles of Continuance (which are deemed to be the Articles of Incorporation of the Company upon the Continuance under the ABCA), filed with the Commission on Form 6-K (File No. 001-31819) on September 19, 2014.

4.5	By-law No. 1, filed with the Commission on Form 6-K (File No. 001-31819) on September 19, 2014.
4.6	Form of Certificate for the Class A Common Shares, filed with the Commission on Form 6-K (File No. 001-31819) on September 19, 2014.
4.7

Gold Reserve Inc. 2012 Equity Incentive Plan (as amended and restated), incorporated by reference to Exhibit 4.6 of the Company’s Registration Statement on Form S-8 (Registration No. 333-197282), filed with the Commission on July 7, 2014.

4.8	Amended and Restated Shareholder Rights Plan Agreement (including form of Rights Certificate), filed with the Commission on Form 6-K (File No. 001-31819) on May 14, 2009.
4.9	First Amendment to Amended and Restated Shareholder Rights Plan Agreement, filed with the Commission on Form 6-K (File No. 001-31819) on June 4, 2012.
4.10**	Form of Notice of Grant of Stock Options and Option Agreement under the Gold Reserve Inc. 2012 Equity Incentive Plan.
5.1*	Opinion of Norton Rose Fulbright Canada LLP.
23.1*	Consent of PricewaterhouseCoopers LLP.
23.2*	Consent of Norton Rose Fulbright Canada LLP (incorporated by reference to Exhibit 5.1 to this Registration Statement).
24.1**	Power of Attorney (included on the signature page to the Registration Statement).

_______________

* Filed herewith.
** Previously filed.

Item 9.   Undertakings.

(a)           The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)            To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)           To file a post-effective amendment to the registration statement to include any financial statements required by “Item 8.A. of Form 20-F (17 CFR 249.220f)” at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3 (§ 239.33 of this chapter), a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or § 210.3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(b)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Spokane, State of Washington, on September 19, 2014.

GOLD RESERVE INC.

By:  /s/ Rockne J. Timm

Rockne J. Timm

Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 has been signed below by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date
/s/ Rockne J. Timm
Rockne J. Timm	Chief Executive Officer, Director and its Principal Executive Officer	September 19, 2014
/s/ Robert A. McGuinness
Robert A. McGuinness	Vice President of Finance, Chief Financial Officer, and its Principal Financial and Accounting Officer	September 19, 2014
*
A. Douglas Belanger	President and Director	September 19, 2014
*
James P. Geyer	Director	September 19, 2014
*
James H. Coleman	Non-Executive Chairman and Director	September 19, 2014
*
Patrick D. McChesney	Director	September 19, 2014
*
Chris D. Mikkelsen	Director	September 19, 2014
*
J.C. Potvin	Director	September 19, 2014

*By: /s/ Rockne J. Timm
Attorney-in-fact

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, as amended, the Authorized Representative has signed this amendment to the Registration Statement solely in its capacity as the duly authorized representative of Gold Reserve Inc. in the United States, in the City of Spokane, State of Washington on September 19, 2014.

/s/ Mary E. Smith
Mary E. Smith Vice President - Administration and Secretary Authorized Representative in the United States

EXHIBIT INDEX

Exhibit Number	Description
4.1

Indenture, dated May 18, 2007, by and among Gold Reserve Inc., and The Bank of New York Mellon, as successor in interest to The Bank of New York, as Trustee, and the Co-Trustee named therein, incorporated by reference to Exhibit 7.1 to the Company's Registration Statement on Form F-10 (File No. 333-142944) filed with the Commission on May 14, 2007.

4.2

First Supplemental Indenture, dated as of December 4, 2012, among Gold Reserve Inc., U.S. National Bank Association, as Trustee, and Computershare Trust Company of Canada, as Co-Trustee filed with the Commission on Form 6-K (File No. 001-31819) on December 6, 2012.

4.3

Second Supplemental Indenture, dated as of June 18, 2014, among Gold Reserve Inc., U.S. National Bank Association, as Trustee, and Computershare Trust Company of Canada, as Co-Trustee, filed with the Commission on Form 6-K (File No. 001-31819) on June 20, 2014.

4.4

Articles of Continuance (which are deemed to be the Articles of Incorporation of the Company upon the Continuance under the ABCA), filed with the Commission on Form 6-K (File No. 001-31819) on September 19, 2014.

4.5	By-law No. 1, filed with the Commission on Form 6-K (File No. 001-31819) on September 19, 2014.
4.6	Form of Certificate for the Class A Common Shares, filed with the Commission on Form 6-K (File No. 001-31819) on September 19, 2014.
4.7

Gold Reserve Inc. 2012 Equity Incentive Plan (as amended and restated), incorporated by reference to Exhibit 4.6 of the Company’s Registration Statement on Form S-8 (Registration No. 333-197282), filed with the Commission on July 7, 2014.

4.8	Amended and Restated Shareholder Rights Plan Agreement (including form of Rights Certificate), filed with the Commission on Form 6-K (File No. 001-31819) on May 14, 2009.
4.9	First Amendment to Amended and Restated Shareholder Rights Plan Agreement, filed with the Commission on Form 6-K (File No. 001-31819) on June 4, 2012.
4.10**	Form of Notice of Grant of Stock Options and Option Agreement under the Gold Reserve Inc. 2012 Equity Incentive Plan.
5.1*	Opinion of Norton Rose Fulbright Canada LLP.
23.1*	Consent of PricewaterhouseCoopers LLP.
23.2*	Consent of Norton Rose Fulbright Canada LLP (incorporated by reference to Exhibit 5.1 to this Registration Statement).
24.1**	Power of Attorney (included on the signature page to the Registration Statement).

_______________

* Filed herewith.
** Previously filed.